Exhibit 99.1

News Release

2010-21

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

      Intelsat Reports Second Quarter 2010 Results

Luxembourg, 10 August 2010

Intelsat S.A., the world’s leading provider of fixed satellite services, today reported results for the three and six months ended June 30, 2010.

Intelsat S.A. reported revenue of $635.3 million and a net loss of $180.6 million for the three months ended June 30, 2010. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $339.3 million, and Intelsat Luxembourg Adjusted EBITDA[i] of $496.9 million, or 78 percent of revenue, for the three months ended June 30, 2010.

“Intelsat executed well in the second quarter, as we managed through the impact of several previously reported events,” said Intelsat CEO, David McGlade. “We enter the second half of the year making good progress on the initiatives that position us for long-term growth. We are building backlog on our new satellites, enhancing the value of our regional satellite neighborhoods and capturing government opportunities with long-term commitments.”

McGlade continued, “Our ability to execute on these strategic projects and others, combined with our solid contract backlog of $9.4 billion, supports our view that our revenue growth profile will improve in the second half of 2010.”

Business Highlights

•        Intelsat’s network services business continued to grow due to demand for infrastructure for providers of telecom and data networking services. Hughes do Brasil signed a long-term agreement for capacity on multiple Intelsat satellites to support its growing data networking business in South America. Other telecommunications and networking customers with new or renewed agreements in the second quarter of 2010 included Russian services provider, Rusat, Middle East operator, Saudi Telecom Company, and South American services provider, Axesat, for applications including corporate networking and services for the oil and gas industry.

•

Wireless network operators use Intelsat’s capacity for backhaul services that allow them to extend service territories and service offerings. North African network operator, Orascom, will be using capacity on our Intelsat 901 satellite to expand its services in Algeria.

•

We continue to build the value of our regional satellite neighborhoods, as replacement satellites with enhanced capacity increase our inventory at key orbital locations. Sony Pictures Television signed a long-term agreement on the Intelsat 17 satellite, to be launched to the 66º East longitude location later this year. The new linear C-band capacity to be provided by the Intelsat 17 satellite will expand Intelsat’s sold out program distribution platform on the neighboring Intelsat 10 satellite at 68.5º East longitude.

•

Intelsat continued its leadership in supporting global news and sports broadcasters. In addition to full-time transmission services booked to support the recent World Cup soccer tournament, Intelsat’s Special Events team deployed to South Africa delivered over 500 transmissions for global broadcasters covering the games. Separately, BBC World News has contracted with Intelsat for a complex solution including four satellites and IntelsatONE fiber and managed services to support its Americas and Asian operations.

•

Intelsat’s development and launch programs for eight satellites continue to progress. Intelsat’s next launch is planned for late 2010 with the launch of the Intelsat 17 satellite, replacing the Intelsat 702 satellite at 66º East longitude.

•

The investigation and management of the Galaxy 15 satellite anomaly continues, as the satellite drifts eastward of 125º West longitude. We currently anticipate that during the second half of 2010 the satellite will lose earth lock, and the electrical equipment onboard will shut down. It is uncertain as to whether the satellite can be restored to normal operations at that time. In the second quarter of 2010, we took a non-cash impairment charge of $104 million to write down the net book value to the satellite’s estimated fair value.

•	Intelsat’s average fill rate on its approximately 2,075 station-kept transponders was 81 percent at June 30, 2010.

Financial Results for the Three Months Ended June 30, 2010

Total revenue for the three months ended June 30, 2010 decreased by $7.2 million, or 1%, as compared to the three months ended June 30, 2009, largely due to a decline in satellite-related services revenues as a result of a launch vehicle resale that occurred in the second quarter of 2009, with no similar resales in the second quarter of 2010. Excluding the launch vehicle resale, revenues for the three months ended June 30, 2010 would have increased by 2% as compared to same period in 2009.

By service type our revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services— an aggregate increase of $4.8 million, due to a net increase of $11.6 million in revenue resulting from favorable terms, new business driven by new satellite capacity entering service, and strong renewals primarily in the Africa and Middle East and Latin America and Caribbean regions, as well as the migration of a customer from managed services to transponder services. These increases were offset by an aggregate decrease of $6.8 million in revenues related to the IS-4 satellite anomaly, which primarily affected the Europe and Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which primarily affected revenues in the North America region.

•

Managed services— an aggregate increase of $1.3 million, due primarily to an increase in revenues of $3.9 million from media customers, mostly in the Latin America and Caribbean region, offset by an aggregate decrease of $2.6 million in revenues primarily related to the migration of a customer from managed services to transponder services.

•	Channel— an aggregate decrease of $3.6 million related to a continued decline from the migration of point to point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, mobile satellite services (“MSS”) and other off-network services— an aggregate increase of $13.3 million, due primarily to a $12.1 million increase in transponder services sold to customers of Intelsat General Corporation (“Intelsat General”), a wholly-owned subsidiary of Intelsat S.A.

•

Satellite-related services— an aggregate decrease of $23.0 million, resulting primarily from $21.9 million in launch vehicle resale revenues recorded in the second quarter of 2009, with no similar resales occurring in the second quarter of 2010.

Changes in direct costs of revenue, selling, general and administrative expenses, deprecation and amortization, impairment charges, losses on derivative financial instruments and interest expense, net are described below.

•

Direct costs of revenue decreased by $6.8 million, or 6%, to $100.5 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. The decrease was primarily due to a $7.0 million decline in cost of sales. The $7.0 million decline consisted of a decrease of $17.4 million primarily related to the resale of a launch vehicle by our satellite-related services business in the second quarter of 2009, offset by an increase of $10.3 million for purchases of off-network fixed satellite services capacity related to increased transponder services sold by our Intelsat General business.

•

Selling, general and administrative expenses decreased by $16.7 million, or 24%, to $53.5 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. The decrease was primarily due to $18.1 million in lower non-cash compensation costs, resulting from higher compensation costs in the second quarter of 2009, stemming from new equity awards and revisions to the terms of existing equity awards, as compared to 2010.

•

Depreciation and amortization expense increased by $1.0 million, or 1%, to $201.2 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. This increase was primarily due to the following:

•	an increase of $15.7 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010; partially offset by

•	a decrease of $15.5 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, and the impairment of IS-4 in 2010.

•

Impairment charges were $104.1 million for the three months ended June 30, 2010, with no similar charges incurred for the three months ended June 30, 2009. This non-cash impairment charge was related to the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010.

•

Losses on derivative financial instruments were $40.8 million for the three months ended June 30, 2010 compared to $52.1 million of gains on derivative financial instruments for the three months ended June 30, 2009. For the three months ended June 30, 2010, the loss on derivative financial instruments primarily related to a $39.5 million loss on our interest rate swaps.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of June 30, 2010, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $10.1 million, or 3%, to $349.7 million for the three months ended June 30, 2010, as compared to $339.6 million for the three months ended June 30, 2009. The increase in interest expense, net was principally due to the higher net principal amount of debt outstanding.

•

The non-cash portion of total interest expense, net was $97.6 million for the three months ended June 30, 2010 and included $74.3 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•

Other income, net was $1.6 million for the three months ended June 30, 2010 as compared to $5.3 million for the three months ended June 30, 2009. The decrease of $3.7 million was primarily due to a $3.8 million decrease in exchange rate gains, primarily due to the U.S. dollar weakening against the Brazilian real, which impacts our service contracts with our Brazilian customers.

EBITDA, Intelsat Luxembourg Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $339.3 million for the three months ended June 30, 2010 reflected a decrease of $183.1 million from $522.4 million for the same period in 2009. The results for the three months ended June 30, 2010 reflect a non-cash impairment charge of $104.1 million incurred in the second quarter of 2010 for the impairment of the Galaxy 15 satellite, and a $40.8 million loss on derivative financial instruments as compared to a $52.1 million gain in the same period in 2009. Intelsat Luxembourg Adjusted EBITDA decreased by $5.8 million, or 1 percent, to $496.9 million, or 78 percent of revenue, for the three months ended June 30, 2010 from $502.7 million, or 78 percent of revenue, for the same period in 2009.

As of both June 30, 2010 and December 31, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.4 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2010

Network Services	$312,537	49%	$315,627	50%
Media	199,126	31%	198,984	31%
Government	102,870	16%	115,054	18%
Other	27,951	4%	5,621	1%

	$642,484	100%	$635,286	100%

By Service Type

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2010

On-Network Revenues
Transponder Services	$452,338	70%	$457,152	72%
Managed Services	84,447	13%	85,746	13%
Channel	34,127	6%	30,552	5%

Total on-network revenues	570,912	89%	573,450	90%
Off-Network and Other Revenues
Transponder, MSS and off-network services	39,980	6%	53,278	9%
Satellite-related services	31,592	5%	8,558	1%

Total off-network and other revenues	71,572	11%	61,836	10%

Total	$642,484	100%	$635,286	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operations i was $61.7 million during the three months ended June 30, 2010. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended June 30, 2010 totaled $247.0 million, including $15 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite.

Intelsat is in the process of procuring and building eight satellites that are expected to be launched by the end of 2012, including the Intelsat New Dawn satellite. In addition to these announced programs, the company expects to procure two additional replacement satellites during this period. Intelsat expects 2010 total capital expenditures to range from $825 million to $900 million. Expected annual capital expenditure ranges for fiscal years 2011 and 2012 are $800 million to $875 million, and $450 million to $525 million, respectively. This guidance excludes the capital expenditures associated with the Intelsat New Dawn satellite.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat Luxembourg Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Luxembourg Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1 /4% Senior Notes due 2017 and the 11  1/2%/12  1/2% Senior PIK Election Notes due 2017 issued by Intelsat (Luxembourg) S.A. (the “2017 PIK Notes”) on June 27, 2008. Please see the reconciliations of Intelsat Luxembourg Adjusted EBITDA to Intelsat S.A. EBITDA provided with the consolidated financial information below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on Tuesday, August 10, 2010 to discuss the company’s financial results for the three months ended June 30, 2010. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866) 578-5801. Non-U.S. participants should call +1 (617) 213-8058. The participant pass code is 17617924. Participants will have access to a replay of the conference call through August 17, 2010. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 76610875.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2009, its Registration Statement on Form S-1 filed on April 29, 2010, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010
Revenue	$642,484	$635,286
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	107,286	100,531
Selling, general and administrative	70,126	53,461
Depreciation and amortization	200,159	201,189
Impairment of asset value	0	104,088
(Gains) losses on derivative financial instruments	(52,079)	40,775

Total operating expenses	325,492	500,044

Income from operations	316,992	135,242
Interest expense, net	339,612	349,662
Other income, net	5,267	1,571

Loss before income taxes	(17,353)	(212,849)
Provision for (benefit from) income taxes	15,395	(30,937)

Net loss	(32,748)	(181,912)
Net loss attributable to noncontrolling interest	8	1,266

Net loss attributable to Intelsat S.A.	$(32,740)	$(180,646)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Revenue	$1,274,331	$1,256,426
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	210,806	197,888
Selling, general and administrative	116,635	98,580
Depreciation and amortization	411,088	397,996
Impairment of asset value	499,100	110,625
(Gains) losses on derivative financial instruments	(44,123)	70,642

Total operating expenses	1,193,506	875,731

Income from operations	80,825	380,695
Interest expense, net	690,333	689,487
Loss on early extinguishment of debt	(14,876)	—
Other income, net	6,199	4,344

Loss before income taxes	(618,185)	(304,448)
Benefit from income taxes	(27,851)	(19,108)

Net loss	(590,334)	(285,340)
Net (income) loss attributable to noncontrolling interest	(52)	2,076

Net loss attributable to Intelsat S.A.	$(590,386)	$(283,264)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

			Combined
	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2009	2010	2009	2010
Net loss attributable to Intelsat S.A.	$(32,740)	$(180,646)	$(590,386)	$(283,264)
Add:
Interest expense, net	339,612	349,662	690,333	689,487
Loss on early extinguishment of debt	—	—	14,876	—
Provision for (benefit from) income taxes	15,395	(30,937)	(27,851)	(19,108)
Depreciation and amortization	200,159	201,189	411,088	397,996

Intelsat S.A. EBITDA	$522,426	$339,268	$498,060	$785,111

Intelsat S.A. EBITDA margin	81%	53%	39%	63%

Note:

Intelsat S.A. EBITDA consists of earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat S.A. EBITDA to provide further information with respect to its operating performance. Intelsat S.A. EBITDA margin is defined as Intelsat S.A. EBITDA divided by total revenue. Intelsat uses Intelsat S.A. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat S.A. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat S.A. EBITDA and Intelsat S.A. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat S.A. EBITDA or Intelsat S.A. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT LUXEMBOURG ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$314,226	$308,678	$396,178	$393,126
Depreciation and amortization	(200,159)	(201,189)	(411,088)	(397,996)
Impairment of asset value	—	(104,087)	(499,100)	(110,625)
Provision for doubtful accounts	(1,049)	(1,091)	118	(3,291)
Foreign currency transaction gain (loss)	3,665	(153)	2,819	(366)
Loss on disposal of assets	(615)	(275)	(2,558)	(288)
Share-based compensation expense	(20,570)	(680)	(21,036)	5,301
Deferred income taxes	(5,352)	41,002	44,560	41,108
Amortization of discount, premium, and other non-cash items	(30,599)	(23,231)	(61,875)	(48,678)
Interest paid-in-kind	(75,832)	(74,302)	(148,675)	(146,288)
Loss on early extinguishment of debt	—	—	(14,496)	—
Share in gain of unconsolidated affiliates	127	125	259	249
Gain on sale of investment	—	—	—	1,261
Unrealized gains (losses) on derivative financial instruments	71,807	(21,098)	78,312	(25,453)
Other non-cash items	(199)	(869)	(190)	(1,735)
Net (income) loss attributable to noncontrolling interest	—	1,266	(52)	2,076
Changes in operating assets and liabilities	(88,190)	(104,742)	46,438	8,335

Net loss attributable to Intelsat S.A.	(32,740)	(180,646)	(590,386)	(283,264)

Add (Subtract):
Interest expense, net	339,612	349,662	690,333	689,487
Loss on early extinguishment of debt	—	—	14,876	—
Provision for (benefit from) income taxes	15,395	(30,937)	(27,851)	(19,108)
Depreciation and amortization	200,159	201,189	411,088	397,996

Intelsat S.A. EBITDA	522,426	339,268	498,060	785,111

Add (Subtract):
Parent and intercompany expenses, net	2,882	2,200	5,804	4,507
EBITDA from unrestricted subsidiaries	25	(1,125)	(487)	(1,915)
Compensation and benefits	16,439	905	18,074	(5,076)
Management fees	5,797	6,178	11,594	12,356
Share in gain of unconsolidated affiliates	(127)	(125)	(259)	(249)
Impairment of asset value	—	104,087	499,100	110,625
Loss on derivative financial instruments	(52,079)	40,775	(44,123)	70,642
Gain on sale of investment	—	—	—	(1,261)
Non-recurring and other non-cash items	9,606	6,887	13,870	9,708
Satellite performance incentives	(2,251)	(2,131)	(4,482)	(4,386)

Intelsat Luxembourg Adjusted EBITDA	502,718	496,919	997,151	980,062

Intelsat Luxembourg Adjusted EBITDA Margin	78%	78%	78%	78%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(200,320)	(193,232)	(385,912)	(379,288)
Parent and intercompany expenses	144	145	388	503
Satellite performance incentives	2,251	2,131	4,482	4,386

Sub Holdco Adjusted EBITDA	$304,793	$305,963	$616,109	$605,663

Note:

Intelsat calculates a measure called Intelsat Luxembourg Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 PIK Notes. Intelsat Luxembourg Adjusted EBITDA consists of Intelsat S.A. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. Intelsat Luxembourg Adjusted EBITDA as presented above is calculated only with respect to Intelsat (Luxembourg) S.A. and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Luxembourg Adjusted EBITDA Margin is defined as Intelsat Luxembourg Adjusted EBITDA divided by Intelsat (Luxembourg) S.A. total revenue.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Luxembourg Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Luxembourg Adjusted EBITDA or Intelsat Luxembourg Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2009	As of June 30, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$429,463
Receivables, net of allowance of $20,517 in 2009 and $19,852 in 2010	294,539	303,273
Deferred income taxes	50,643	30,897
Prepaid expenses and other current assets	33,561	82,639

Total current assets	856,314	846,272
Satellites and other property and equipment, net	5,781,955	5,818,419
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	913,459
Other assets	487,140	514,717

Total assets	$17,342,935	$17,331,794

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$198,076
Employee related liabilities	48,882	30,646
Accrued interest payable	369,376	406,617
Current portion of long-term debt	97,689	92,498
Deferred satellite performance incentives	18,683	15,093
Deferred revenue	53,671	66,586
Other current liabilities	68,823	67,114

Total current liabilities	814,643	876,630

Long-term debt, net of current portion	15,223,010	15,370,653
Deferred satellite performance incentives, net of current portion	128,774	121,917
Deferred revenue, net of current portion	254,636	320,207
Deferred income taxes	548,719	486,158
Accrued retirement benefits	239,873	238,015
Other long-term liabilities	335,159	390,034

Redeemable noncontrolling interest	8,884	17,067

Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value, 100,000,000 shares authorized; 5,000,000 shares issued and outstanding at December 31, 2009 and June 30, 2010 respectively.	5,000	5,000
Paid-in capital	1,520,616	1,524,131
Accumulated deficit	(1,667,998)	(1,953,625)
Accumulated other comprehensive loss	(68,381)	(66,270)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(490,764)

Noncontrolling interest	—	1,877

Total liabilities and shareholder’s deficit	$17,342,935	$17,331,794

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010
Cash flows from operating activities:
Net loss	$(32,748)	$(181,912)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	200,159	201,189
Impairment of asset value	—	104,088
Provision for doubtful accounts	1,049	1,091
Foreign currency transaction (gain) loss	(3,665)	153
Loss on disposal of assets	615	275
Share-based compensation expense	20,570	680
Deferred income taxes	5,352	(41,002)
Amortization of discount, premium, issuance costs and other non-cash items	30,599	23,231
Interest paid-in-kind	75,832	74,302
Loss on early extinguishment of debt	—	—
Share in gain of unconsolidated affiliates	(127)	(125)
Gain on sale of investment	—	—
Unrealized (gains) losses on derivative financial instruments	(71,807)	21,098
Other non-cash items	207	868
Changes in operating assets and liabilities:
Receivables	(7,137)	(7,459)
Prepaid expenses and other assets	7,885	(2,667)
Accounts payable and accrued liabilities	42,695	80,340
Deferred revenue	44,067	35,255
Accrued retirement benefits	1,040	(1,012)
Other long-term liabilities	(360)	285

Net cash provided by operating activities	314,226	308,678

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(150,853)	(246,998)
Proceeds from sale of other property and equipment	(66)	—
Other investing activities	2,519	2,464

Net cash used in investing activities	(148,400)	(244,534)

Cash flows from financing activities:
Repayments of long-term debt	(23,125)	(23,124)
Proceeds from issuance of long-term debt	17,880	9,688
Repayment of loan proceeds received from Intelsat Holdings	(34,000)	—
Capital contributions from parent	—	18,000
Debt issuance costs	—	(15,370)
Noncontrolling interest in New Dawn	—	421
Principal payments on deferred satellite performance incentives	(5,656)	(4,561)
Principal payments on capital lease obligations	(91)	(93)

Net cash used in financing activities	(44,992)	(15,039)

Effect of exchange rate changes on cash and cash equivalents	3,665	(153)

Net change in cash and cash equivalents	124,499	48,952
Cash and cash equivalents, beginning of period	402,730	380,511

Cash and cash equivalents, end of period	$527,229	$429,463

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$205,836	$179,260
Income taxes paid	5,374	13,495

Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$33,615	$40,527
Put option derivatives	(21,319)	—

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Cash flows from operating activities:
Net loss	$(590,334)	$(285,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	411,088	397,996
Impairment of asset value	499,100	110,625
Provision for doubtful accounts	(118)	3,291
Foreign currency transaction (gain) loss	(2,819)	366
Loss on disposal of assets	2,558	288
Share-based compensation expense	21,036	(5,301)
Deferred income taxes	(44,560)	(41,108)
Amortization of discount, premium, issuance costs and other non-cash items	61,875	48,678
Interest paid-in-kind	148,675	146,288
Loss on early extinguishment of debt	14,496	—
Share in gain of unconsolidated affiliates	(259)	(249)
Gain on sale of investment	—	(1,261)
Unrealized (gains) losses on derivative financial instruments	(78,312)	25,453
Other non-cash items	190	1,735
Changes in operating assets and liabilities:
Receivables	(15,573)	(13,528)
Prepaid expenses and other assets	9,496	(81,109)
Accounts payable and accrued liabilities	(56,775)	10,019
Deferred revenue	20,530	78,487
Accrued retirement benefits	2,151	(1,859)
Other long-term liabilities	(6,267)	(345)

Net cash provided by operating activities	396,178	393,126

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(283,403)	(437,524)
Proceeds from sale of other property and equipment	678	—
Proceeds from sale of investment	—	28,594
Capital contributions to unconsolidated affiliates	(6,105)	(6,105)
Other investing activities	3,706	7,360

Net cash used in investing activities	(285,124)	(407,675)

Cash flows from financing activities:
Repayments of long-term debt	(399,203)	(51,249)
Proceeds from issuance of long-term debt	400,365	23,462
Repayment of loan proceeds received from Intelsat Holdings	(34,000)	—
Capital contribution from parent	—	18,000
Debt issuance costs	(7,331)	(15,370)
Noncontrolling interest in New Dawn	—	1,031
Principal payments on deferred satellite performance incentives	(15,015)	(8,876)
Principal payments on capital lease obligations	(1,671)	(191)

Net cash used in financing activities	(56,855)	(33,193)

Effect of exchange rate changes on cash and cash equivalents	2,819	(366)

Net change in cash and cash equivalents	57,018	(48,108)
Cash and cash equivalents, beginning of period	470,211	477,571

Cash and cash equivalents, end of period	$527,229	$429,463

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$523,682	$460,086
Income taxes paid	15,791	19,877

Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$48,868	$106,862

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010

Net cash provided by operating activities	$314,226	$308,678	$396,178	$393,126
Payments for satellites and other property and equipment (including capitalized interest)	(150,853)	(246,998)	(283,403)	(437,524)

Free cash flow for operations	$163,373	$61,680	$112,775	$(44,398)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.